EXHIBIT 16.1

January 8, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Accelerize New Media, Inc. dated January 8, 2013, to be filed with the Securities and Exchange Commission.  We agree with the statements concerning our Firm in such Form 8-K.

/s/ Sherb & Co., LLP